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                                                                   Exhibit 10.18

                           FIRM STORAGE SERVICE AGREEMENT

     THIS AGREEMENT, made and and entered into as of this 20th day of August, 1996, by and between VIRGINIA GAS PIPELINE COMPANY, a Virginia Corporation, hereinafter referred to as "VGPC," and UNITED CITIES GAS COMPANY, an Illinois and Virginia corporation, hereinafter referred to as "UCG."

                                     WITNESSETH

     WHEREAS, VGPC has undertaken to provide a firm storage service from its Saltville, Virginia property; and

     WHEREAS, UCG has requested storage service from said property on a firm basis.

     NOW, THEREFORE, the parties hereby agree as follows:

                                     ARTICLE I

                                 QUANTITY OF SERVICE

     1.1 Subject to the terms and provisions of this Agreement and the General Terms and Conditions applicable thereto, UCG has the right to maintain in VGPC's Saltville storage facility ("Saltville") under the terms of this Agreement an aggregate quantity of up to 300,000 dth (the "Maximum Storage Quantity," or "MSQ"). VGPC's obligation to accept gas at the Delivery Point specified on Exhibit A hereto for injection into storage on any day is limited to the Maximum Daily Injection Quantity ("MDIQ") specified on Exhibit A hereto. VGPC, at its sole discretion, may allow injections at rates above the MDIQ on a best efforts, interruptible basis if such injections can be made without adverse effect upon injections of other Customers or to VGPC's operations.

     1.2 VGPC shall redeliver a thermally equivalent quantity of gas to UCG at the Delivery Point described on Exhibit A hereto. VGPC's obligation to withdraw gas from storage for delivery at the Storage Point on any day is limited to the available Maximum Daily Withdrawal Quantity ("MDWQ") specified on Exhibit A hereto. VGPC, at its sole discretion, may allow withdrawals at rates higher than the MDWQ on a best efforts, interruptible basis if such withdrawals can be made without adverse effect upon withdrawals of other Customers or to VGPC's operations and such gas is available from UCG's Storage Gas Balance.

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                                  ARTICLE II

                             CONDITIONS OF SERVICE

     2.1 UCG shall pay VGPC $0.05 per each dth injected and $0.05 per each dth withdrawn. Subject to the provisions of Section 2.3, UCG will pay VGPC an annual storage charge ("Annual Storage Charge") which shall be the product of $5.64 multiplied by the Maximum Storage Quantity, which fee shall be payable in twelve (12) equal monthly installments.

     2.2 VGPC shall reimburse UCG for any injected gas that cannot be withdrawn for delivery to UCG from Saltville at Inside FERC index for deliveries into Tennessee Gas, Zone 1, plus interruptible transportation on Tennessee Gas and East Tennessee.

     2.3 On May 1, 1997 and each May 1 thereafter, VGPC shall pro-rate the Annual Storage Charge for the year retroactively and prospectively to reflect any deficiencies in performance in the prior Withdrawal Period as follows:

     Adjusted Annual        Actual MSQ          Actual MDWQ
                            ----------------    --------------
     Storage Charge    =    Contract MSQ     X  Contract MDWQ  X $5.64 X 300,000

UCG's election to use the storage service at levels below the MSQ and MDWQ shall not be considered deficiencies in performance.

     2.4 UCG shall insure that the gas delivered to VGPC at the Delivery Point for injection into Saltville meets the minimum quality specifications of East Tennessee Natural Gas Company's FERC Tariff. VGPC shall insure that gas delivered to UCG at the Delivery Point meets the minimum quality specifications of East Tennessee Natural Gas Company's FERC Tariff.

     2.5 The measurement of quantities for billing purposes, in MMBtu, delivered to or received from VGPC shall be performed by East Tennessee Natural Gas Company.

     2.6 The charges described herein for Saltville services shall be subject to the approval of the Virginia State Corporation Commission ("VSCC") pursuant to the appropriate rate schedule and gas tariff. However, regardless of the rates approved by the VSCC, the rates set forth in this Article shall be the maximum rates for the term of this contract. In the event the VSCC shall approve a rate less than the rates specified in this Article, VGPC will charge, for the term of the contract, UCG whichever rate is lower. If during the term of the contract, the VSCC shall require VGPC to lower its rates, VGPC shall

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immediately reflect those changes to UCG's rates. If at anytime the VSCC should disallow the pass-through or collections by UCG of the charges which are the subject of this Agreement, the Agreement shall be considered null and void and the obligation of the parties shall be terminated with the exception of resolving any balances, imbalances, payments, etc. which occur prior to the VSCC action.

                                   ARTICLE III

                                     NOTICES

     3.1 Notices hereunder shall be given to the respective party at the applicable address, telephone number or facsimile machine number stated below, or such other addresses, telephone numbers or facsimile numbers as the parties shall respectively hereafter designate in writing from time to time:

                 Virginia Gas Pipeline Company
                 P.O. Box 2407
                 120 South Court Street
                 Abingdon, Virginia  24210
                 Attention: Michael L. Edwards
                 Telephone Number: (703) 676-2380, extension 17
                 Facsimile Machine Number: (703) 676-0151

                 United Cities Gas Company
                 5300 Maryland Way
                 Brentwood, TN  37027
                 Attention: Ron McDowell
                            Vice President/Gas Supply
                 Telephone Number: (615) 373-0104, extension 582
                 Facsimile Machine Number: (615) 790-9337

                                   ARTICLE IV

                              BILLING AND PAYMENT

     4.1 On or before the fifteenth (15th) day of each calendar month, VGPC shall submit to UCG an invoice for services performed during the preceeding month. In no event shall UCG pay for any services prior to the facilities being completed and available for use.

     4.2 UCG shall pay the amounts invoiced by the twenty-fifth (25th) day of each month in which said invoice is received by UCG or within ten (10) days of UCG's receipt of VGPC's invoice.

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     4.3 Should UCG fail to pay all of the amount of any invoice as herein provided when such amount is due, UCG shall pay a charge for late payment which shall be included by VGPC on the next regular monthly invoice rendered hereunder. Such charge for late payment shall accrue interest at an annual rate equivalent to the then current Chase Manhattan Bank prime interest rate plus two percent(2%), but not to exceed the maximum rate permitted by law. If such failure to pay continues for thirty (30) days after payment is due, VGPC, in addition to any other remedy it may have, may suspend further injections and/or withdrawals of gas for UCG's account until such amount is paid; provided, however, that if UCG, in good faith, disputes the amount of any such invoice or part thereof and pays to VGPC such amounts as UCG concedes to be correct, and, at any time thereafter within thirty (30) days of a demand made by VGPC, furnishes a good and sufficient surety bond in an amount and with sureties satisfactory to VGPC conditioned upon the payment of any amounts ultimately found due upon such invoices after a final determination, which may be reached either by agreement or judgement of the courts, as the case may be, then VGPC shall not be entitled to suspend further injections and/or withdrawals of gas unless and until default be made in the conditions on such bond or there is a subsequent default under the conditions of this agreement.

     4.4 in the event any overcharge or undercharge in any form whatsoever shall be found within twenty-four (24) months from the date a billing discrepancy occurs, the appropriate party shall refund the amount of overcharge or pay the amount of undercharge within thirty (30) days after the final determination of the amount overcharged or undercharged has been made. Any overcharge or undercharge found after such twenty-four (24) months shall be deemed waived by both parties.

     4.5 Both parties hereto shall have the right, at any and all reasonable times, to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement.

     4.6 It is expressly understood that VGPC retains a landlord's lien against the personal property of UCG stored hereunder for the recovery of any and all amounts which may become due and payable under this agreement.

                                      ARTICLE V

                                         TERM

     5.1 Subject to the provisions hereof, this Agreement shall become

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effective as of the date first written above and shall be in full force and effect for a primary term through April 30, 2011 (the "Termination Date") and shall continue and remain in force and effect for successive terms of one (1) year each hereafter unless and until cancelled by either party giving 180 days written notice to the other party prior to the end of the primary term and any yearly extension thereof.

     5.2 United Cities shall maintain a right of first refusal on an amount equal to the MSQ by matching competing offers for a period of five years after the expiration of the primary term, or until April 30, 2016 (the "Option Period"). If at any time during the Option Period, VGPC receives a bona fide offer from a third party to use said amount of capacity, VGPC shall give UCG written notice of such offer (an "Option Notice") and shall make such storage capacity available to UCG on the same terms and at the same price per dt which is set forth in such bona fide offer which VGPC is willing to accept. If UCG declines to use such storage capacity or fails to accept such storage capacity within a thirty day period (the "Option Exercise Period") after receiving the Option Notice, VGPC shall be free to make such storage capacity available to the third party.

                                  ARTICLE VI

                                  INDEMNITY

     6.1 UCG Shall be deemed to have the exclusive control and possession of the Gas until delivered to VGPC at the Delivery Point and after the Gas is redelivered to UCG at the Delivery Point pursuant to Sections 1.1 and 1.2 hereof. VGPC shall be deemed to have the exclusive control and possession of the Gas after it has been delivered to VGPC at the Delivery Point, until such time as the Gas is redelivered to UCG at the Delivery Point pursuant to Sections 1.1 and 1.2 hereof.

     6.2 The party in control of the Gas will defend, indemnify and hold the other harmless from and against any and all claims, causes of action or judgements (including attorney's fees and expenses) in any way arising with respect to the Gas while in that party's control, and the other shall not be liable for any part thereof.

                                 ARTICLE VII

                                FORCE MAJEURE

     7.1 Subject to the provisions of this Article VII, no party shall be liable to the other party for the failure to perform in conformity with this Agreement

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to the extent such failure results from an event of Force Majeure which is beyond the reasonable control of the party affected thereby, which wholly or partially prevents the supply, transportation, sale, delivery, injection, storage, withdrawal, or redelivery of Gas, except that it is expressly understood by UCG and VGPC that the occurrence of an event of Force Majeure will not excuse VGPC of its obligations under Section 2.2 hereof for a period in excess of one month after the Termination Date.

     7.2 Events of Force Majeure shall include, by way of illustration, but not limitation: acts of God, strikes, lockouts or other industrial disturbances, acts of public enemy, wars, insurrections, floods, and the operation of Governmental Authority (other than at the request of the party claiming inability to perform), earthquakes and fires, it being understood and agreed by the parties hereto that the failure to hold the Maximum Storage Quantity, the inability of VGPC to withdraw the MDWQ from the field and the failure or breakage of any of VGPC's equipment, machinery or pipelines shall not constitute Force Majeure.

     7.3 Immediately upon becoming aware of the occurrence of an event of Force Majeure, the party affected shall give notice thereof to the other party, describing such event and stating the specific obligations, the performance of which are, or are expected to be, delayed or prevented, and (either in the original or in supplemental notices) stating the estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction of performance. Such notice of an event of Force Majeure is to be first given by telephone communication, and then shall be confirmed in writing within five (5) days, giving particulars available to the reporting party, and being supplemented if necessary within twenty (20) days to give full particulars. Not withstanding any other provision in this Agreement, the parties mutually agree that should some cause or event, beyond the control of VGPC, make it appear to VGPC that the storage area is losing pressure and may no longer be viable for storage, it may immediately notify UCG (by fax, phone or other means) and UCG shall immediately start accepting the stored gas in order to drain the storage area and cut down on the potential loss to VGPC, or VGPC may otherwise dispose of such gas and pay UCG for the value thereof plus the value of any gas otherwise lost. Thereafter this Agreement shall be considered of no further force and effect unless VGPC can reasonably revitalize and stabilize such storage area to hold gas pressure in which event VGPC shall give the thirty (30) day notice as provided in Section 2.1 and the Agreement shall thereafter continue in full force and effect.

     7.4 The party relying upon an event of Force Majeure shall act prudently and use all reasonable efforts to eliminate the effects of Force Majeure as

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soon as reasonably practicable, provided that the settlement of strikes and lockouts shall be entirely within the discretion of the party affected.

     7.5 No suspension or reduction of performance by reason of an event of Force Majeure shall invalidate this Agreement, and upon removal of the Force Majeure, performance shall resume in this Agreement as soon as practicable.

     7.6 To the event that there is a Force Majeure event, UCG shall not be responsible for payment of any charges including storage capacity charges, as a result of services not received.

                                  ARTICLE VIII

                            OPERATIONAL FLOW ORDERS

     8.1 UCG may be subject to certain operational flow orders ("OFO's") issued by VGPC: (a) to alleviate conditions that threaten the integrity of VGPC's system; (b) to maintain pressures necessary for VGPC's operations; (c) to alleviate operational problems arising from overdeliveries or underdeliveries by UCG in violation of this Agreement; and (d) to prevent damage to the Saltville storage field.

     8.2 Upon the issuance of an OFO, UCG must take the actions set forth in the OFO, which may include, but are not limited to, reducing its withdrawals from storage.

                                   ARTICLE IX

                             SUCCESSORS AND ASSIGNS

     9.1 This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties hereto. Either party may freely assign this Agreement to a company which it controls, is controlled by, or is under common control with, or any party succeeding to substantially all the interests of UCG or VGPC. All other assignments shall be subject to the prior written consent of the party not assigning, such approval not to be unreasonably withheld. Either party hereto shall have the right to pledge or mortgage its respective rights hereunder for security of its indebtedness without the prior written consent of the other party.


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                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 This Agreement constitutes the entire Agreement between the parties and no waiver by VGPC or UCG of any default of either party under this Agreement shall operate as a waiver of any subsequent default whether of a like or different character.

     10.2 The laws of the Commonwealth of Virginia shall govern the validity, construction, interpretation, and effect of this Agreement.

     10.3 No modification of or supplement to the terms and provisions hereof shall be or become effective except by execution of a supplementary written agreement between the parties.

     10.4 Exhibit A attached to this Agreement constitutes a part of this Agreement and is incorporated herein.

     10.5 VGPC covenants and agrees that it will take such action as may be reasonably necessary to qualify as a Public Service Corporation under the laws of the Commonwealth of Virginia and will apply to have this Agreement and the rates hereunder approved by the VSCC. In the event VGPC is unable so to qualify and obtain approval from the VSCC within a reasonable period of time, it will promptly file for authority from the Federal Energy Regulatory Commission to engage in the gas storage business. Should VGPC be unable to obtain such approval from either commission, this Agreement shall be of no further force and effect. In the event VGPC obtains approval but the agreed storage, injection and withdrawal charges are reduced to the point VGPC feels the project is not financially viable, it may so notify UCG in writing and this Agreement shall be of no further force and effect.

     10.6 UCG warrants that all gas received by it from Saltville will be ultimately consumed within the Commonwealth of Virginia.

     10.7 If, after proceeding with due diligence, VGPC is unable to provide the firm storage service contemplated herein by August 31, 1996, VGPC shall continue to proceed with due diligence to complete arrangements for such service, and commence the firm storage service for UCG at the earliest practicable date thereafter.

     10.8 VGPC appoints UCG as its sole and exclusive agent for sales of gas storage and transportation services from Saltville to retail customers in UCG's Virginia territory for the life of this Agreement. VGPC recognizes that

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Saltville is located within UCG's certificated gas distribution territory in the Commonwealth of Virginia ("UCG's Virginia territory") and intends to honor all of UCG's rights and privileges associated with said territory in accordance with Virginia statute and/or regulation. VGPC warrants that it will not seek authority in its Saltville gas storage certificate of public convenience and necessity to provide any gas storage, distribution or transportation service to retail customers in UCG's Virginia territory. VGPC further warrants that it shall not use its Saltville facilities to directly provide gas storage, distribution or transportation service to any retail customers in UCG's Virginia territory or to any marketers, brokers or producers that directly serve retail customers in UCG's Virginia territory, unless directed to do so by the Virginia State Corporation Commission, or any other regulatory agency or judicial authority. Under this Section 10.8, VGPC shall include any company under common management or control with VGPC, including but not limited to Virginia Gas Company, Virginia Gas Storage Company, Virginia Gas Distribution Company, or Virginia Gas Exploration Company.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above by the parties' duly authorized officers.

Attest:                                   UNITED CITIES GAS COMPANY

                                          By: /s/ Glenn B. Rogers
----------------------------------           -----------------------------

                                          Its:  SVP
                                               ---------------------------

Attest:                                   VIRGINIA GAS PIPELINE COMPANY

/s/ Mark L. Witt                          By: /s/ M.C. Edwards
----------------------------------           -----------------------------

                                          Its: President
                                              ----------------------------


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                                      EXHIBIT A

           to that certain Gas Storage Agreement dated August 20, 1996 by and between

                             UNITED CITIES GAS COMPANY

                                        and

                            VIRGINIA GAS PIPELINE COMPANY

Delivery Point: Saltville receipt/delivery point, Smyth County, VA.

For Injections: ETNG Meter Number 759766.

For Withdrawals: ETNG Meter Number 759777

Maximum Daily Injection Quantity, in dth:

15,000

Maximum Daily Withdrawal Quantity, in dth:

30,000



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